Exhibit 10.24

Text of RSU Grant Letter Agreement, dated January 26, 2016

This award letter agreement sets forth the terms and conditions of the restricted stock units (“RSUs”) which have been granted to you by Flushing Financial Corporation (the “Company”), in accordance with the provisions of its 2014 Omnibus Incentive Plan (the “Plan”). Your award is subject to, and being provided to you in consideration for accepting, the terms and conditions set forth in the Plan, any rules and regulations adopted by the Committee (as defined in the Plan), and this award letter agreement.

1.	Grant of RSUs

You have been granted the number of RSUs set forth in the grant header information for this grant on the Shareworks online equity platform. Each RSU represents the right to receive one share of the Company’s Common Stock (“Common Stock”) on the applicable settlement date for the RSU. You have also been awarded Dividend Equivalents on your RSUs, as described more fully below. You do not need to pay any purchase price to receive the RSUs granted to you by this award letter.

2.	Vesting of RSUs

(a)	General Vesting Schedule. Unless they vest on an earlier date as provided in sub-Section (b), (c) or (d) below, your RSUs will vest in installments as set forth in the grant header information for this grant on the Shareworks online equity platform, provided that you are an employee of the Company or one of its subsidiaries on each such date.

(b)	Death or Disability. If your employment with the Company and its subsidiaries terminates by reason of death or Disability, all of your RSUs will immediately vest upon your termination of employment. For this purpose, “Disability” means that you have been unable to perform the essential functions of your employment due to disability or incapacity for 270 consecutive days or such lesser period as may be determined by the Committee.

(c)	Retirement. If your employment terminates by reason of Retirement, all of your RSUs will immediately vest. For purposes of this provision, “Retirement” means termination of employment with the Company and its subsidiaries either (i) after your attainment of age 65 with 5 years of service, or (ii) when your termination is preceded by at least 5 continuous years of service and the sum of your age plus years of service equals or exceeds 75 years. For purposes of this definition, “years of service” refers to “vested service” with the Company or its subsidiaries as determined under the Retirement Plan of Flushing Bank (the “Bank”).

(d)	Change in Control. All of your RSUs will immediately vest upon the occurrence of a Change in Control (as defined in the Plan), if you are an employee of the Company or one of its subsidiaries at the time of such Change in Control.

(e)	Forfeiture upon other Termination of Employment. If your employment terminates for any reason other than death, Disability, or Retirement, any of your RSUs which have not vested prior to the termination of your employment will be forfeited.

(f)	Committee Determinations. The Committee shall have absolute discretion to determine the date and circumstances of termination of your employment, and its determination shall be final, conclusive and binding upon you.

3.	Grant of Dividend Equivalents

(a)	Award of Dividend Equivalents. You have been awarded Dividend Equivalents with respect to each of your RSUs covered by this award letter.

(b)	Cash Dividends. The Dividend Equivalents that you have been awarded entitle you to receive, at each time cash dividends are paid on the Common Stock, a cash payment for each of your then outstanding RSUs (whether or not vested) equal to the amount of the dividend paid on a share of Common Stock.

(c)	Stock Dividends. In the event the Company pays a dividend in Common Stock or other property, your Dividend Equivalents will entitle you to receive, for each of your then outstanding RSUs (whether or not vested), the amount of Common Stock or other property paid as a dividend on a share of Common Stock; provided, however, that such Common Stock or other property will be paid to you at the time of settlement of the underlying RSU and will be subject to the same restrictions, risk of forfeiture, and vesting and delivery provisions as the underlying RSU with respect to which it was paid.

4.	Settlement of RSUs; Delivery of Shares.

(a)	Your RSUs that vest under Section 2 above will be settled on their vesting dates, except as follows. If you meet both of the following criteria (1) are or will become eligible for Retirement prior to the last scheduled vesting date, and (2) are a specified employee within the meaning of Section 409A of the Internal Revenue Code of 1986 (“Section 409A”), as determined by the Company in such manner as prescribed by the Committee for determining specified employees (a “Specified Employee”), your RSUs will be settled as provided in Sections 4(b), 4(c) and 4(e) below. If you are or will become eligible for Retirement prior to the last scheduled vesting date, whether or not you are a Specified Employee, your RSUs will be settled as provided in Sections 4(d) and 4(e) below. As soon as practicable after the settlement date of an RSU, the Company will deliver to you one share of Common Stock for each of your RSUs being settled on such date. The Common Stock delivered upon the settlement of your RSUs will be fully transferable (subject to any applicable securities law restrictions) and not subject to forfeiture. The shares of Common Stock delivered upon the settlement of your RSUs will have full voting and dividend rights and will entitle the holder to all other rights of a stockholder of the Company.

(b)	If your RSUs vest on account of your Retirement and you are a Specified Employee, the settlement of your RSUs will be delayed until, and will occur on, the six month anniversary of your Retirement (or the date of your death if sooner).

(c)	If your RSUs vest on account of a Disability that does not qualify as the date you become disabled under Section 409A and you are a Specified Employee, settlement of your RSUs will be delayed until, and will occur on, the six month anniversary of your termination of employment (or the date of your death if sooner).

(d)	If your RSUs vest on account of a Change of Control that does not qualify as a “change of control” under Section 409A, settlement of your RSUs will be delayed until, and will occur on, the earliest of: (i) the scheduled vesting date under Section 2(a) above; (ii) the date of your termination of employment (or the six month anniversary of your termination of employment if you are a Specified Employee); (iii) the date of your death; or (iv) the occurrence of a Change of Control which qualifies as a “change of control” under Section 409A.

(e)	Notwithstanding Sections 4(b), 4(c) and 4(d) above, settlement upon your termination of employment shall not occur unless your termination of employment is also a “separation from service” (within the meaning of Code Section 409A).

5.	Income Tax Withholding

(a)	You must make arrangements satisfactory to the Company to satisfy any applicable federal, state, or local withholding tax liability arising with respect to your RSUs. You can either make a cash payment to the Company of the required amount or you can elect to satisfy your withholding obligation by having the Company retain Common Stock having a value equal to the amount of your withholding obligation from the shares otherwise deliverable to you upon the settlement of such RSUs.

(b)	You must make your election regarding the manner in which your withholding obligation will be satisfied on the Shareworks online equity platform. To make the election, go to the Stock Options and Awards screen and select Elect Release Method. If no election is made, the Company will withhold shares to satisfy the withholding election. To the extent your withholding obligation is not otherwise satisfied in a time and manner satisfactory to the Company, the Company shall have the right to withhold the required amount from your salary or other amounts payable to you.

(c)	All cash payments of Dividend Equivalents will be net of any required withholding.

(d)	The amount of withholding tax retained by the Company or paid by you to the Company will be paid to the appropriate federal, state and local tax authorities in satisfaction of the withholding obligations under the tax laws. The total amount of income you recognize and tax withheld with respect to your RSUs and Dividend Equivalents will be reported on your Form W-2 in the year in which you recognize the income with respect to that portion of the award. Whether you owe additional tax will depend on your overall taxable income for the applicable year and the total tax remitted for that year through withholding or by estimated payments.

6.	Other Provisions of RSUs

(a)	Voting. You will have no voting rights or other rights as a stockholder with respect to your RSUs.

(b)	Transfer Restrictions. You may not sell, transfer, assign or pledge your RSUs or any rights under this award. Any attempt to do so will be null and void.

(c)	Death. In the event of your death, any shares of Common Stock and other amounts you are entitled to receive under the Plan will instead be delivered to the legal representative of your estate.

7.	Administration of the Plan

The Plan is administered by the Committee. The Committee has the full authority and discretion to interpret the Plan and this award letter, to adopt rules for administering the Plan, to decide all questions of fact arising under the Plan, and generally to make all other determinations necessary or advisable for administration of the Plan. All decisions and acts of the Committee with respect to the administration and interpretation of the Plan are final and binding on all affected Plan participants.

It is intended that this award letter comply with the provisions of Section 409A and the regulations and guidance of general applicability issued thereunder so as to not subject you to the payment of additional interest and taxes under Section 409A, and in furtherance of this intent, this award letter shall be interpreted, operated and administered in accordance with these intentions.

8.	Amendments and Adjustments to your Award

The Plan authorizes the Committee to make amendments and adjustments to outstanding awards, including the RSUs and Dividend Equivalents granted by this letter, in specified circumstances. Details are provided in the Plan.

These circumstances include the Committee’s right, in its sole discretion, to amend the Plan and/or outstanding awards, including this grant of RSUs and Dividend Equivalents, without your consent, to the extent the Committee determines that such amendment is necessary or appropriate to comply with Section 409A.

9.	Effect on Other Benefits

Income recognized by you as a result of the grant, vesting, or settlement of RSUs or the receipt of Dividend Equivalents will not be included in the formula for calculating benefits under the Company’s other benefit plans.

10.	Regulatory Compliance

Under the Plan, the Company is not required to deliver Common Stock (including upon the settlement of RSUs) if such delivery would violate any applicable law or regulation or stock exchange requirement. If required by any federal or state securities law or regulation, the Company may impose restrictions on your ability to transfer shares received under the Plan.

11.	Restrictive Covenants

You agree that at all times during your employment with the Company and/or its subsidiaries and for a period of one year thereafter, you will not, directly or indirectly, (i) solicit for employment, recruit or hire, or assist any other entity to solicit for employment, recruit or hire, either as an employee or a consultant, any employee, consultant or independent contractor of the Company or any of its subsidiaries who was an employee, consultant or independent contractor of the Company or any of its subsidiaries at any time during the 12 months preceding or following the termination of your employment, (ii) induce or attempt to induce, or assist any other entity to induce or attempt to induce, any employee, consultant or independent contractor of the Company or any of its subsidiaries who was an employee, consultant or independent contractor of the Company or any of its subsidiaries at any time during the 12 months preceding or following the termination of your employment, to terminate his or her employment with, or otherwise cease his or her relationship with, the Company or its subsidiaries, or (iii) solicit, interfere with, divert or take away or attempt to interfere with, divert, or take away, or assist any other entity to interfere with, divert or take away the business or patronage of (A) any of the clients, customers or accounts of the Company or any of its subsidiaries who were such at the time of the termination of your employment, or (B) prospective clients, customers or accounts of the Company or any of its subsidiaries who were such at any time during the 12 months preceding the termination of your employment (the entities listed in clauses (A) and (B) above are collectively referred to herein as the “Restricted Entities”).

For purposes of this Section 11, the term “solicit,” means initiating communication by any means, whether written or oral, including by means of electronic or internet-based communication via social media platforms or otherwise.

You acknowledge that in carrying out the business of the Company and its subsidiaries, you may learn confidential or proprietary information about the Company and its subsidiaries or third parties. Confidential or proprietary information includes, among other things, any nonpublic information concerning the Company or its subsidiaries, including their respective business, financial performance, marketing or strategic plans, customers, and product pricing information, as well as any nonpublic information provided by a third party with the expectation that the information will be kept confidential and used solely for the business purpose for which it was conveyed (collectively, “Confidential Information”). You agree that at all times during your employment with the Company and/or its subsidiaries and thereafter, you shall not disclose any Confidential Information outside of the Company or its subsidiaries or use such information for your own or someone else’s benefit. You agree that such Confidential Information may be disclosed within the Company or its subsidiaries only to those individuals who need the information to carry out their business responsibilities.

You agree that if your employment with the Company and its subsidiaries terminates on account of a Retirement that entitles you to accelerated vesting of all or any portion of your award, then for a period of one year after your termination of employment with the Company and its subsidiaries, you will not accept employment with or perform services for, whether as an owner, employee, officer, director, independent contractor, agent, partner, advisor, or in any other capacity calling for the rendition of your personal services, any bank that has any material operations that compete with the Company and its subsidiaries in the New York/New Jersey/Connecticut tri-state area; provided, however, that you shall not be prohibited from owning less than two percent of any publicly traded corporation.

If, at any time, the provisions of this Section 11 shall be determined to be invalid or unenforceable, by reason of being vague or unreasonable as to area, duration or scope of activity, this Section 11 shall be considered divisible and shall become and be immediately amended to only such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter; and you agree that this Section 11 as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

You acknowledge and agree that the restrictions contained in this Section 11 are reasonable and necessary protection of the immediate interests of the Company, and any violation of these restrictions would cause substantial injury to the Company and that the Company would not have entered into this Agreement without receiving the protective covenants contained in this Section 11. In the event of a breach or a threatened breach by you of any of the terms of this Section 11, the Company will be entitled to an injunction restraining you from such breach or threatened breach (without the necessity of providing the inadequacy as a remedy of money damages or the posting of bond); provided, however, that the right to injunctive relief will not be construed as prohibiting the Company from pursuing any other available remedies, whether at law or in equity, for such breach or threatened breach. In addition to any other rights or remedies available to the Company, any breach of these restrictions will result in an immediate forfeiture of your award and shall entitle the Company to recover any shares of Common Stock previously delivered to you and to recover the proceeds from the sale or disposition of any such shares.

12.	Data Privacy

By accepting this award you expressly consent to the collection, use and transfer, in electronic or other form, of your personal data by and among the Company, its subsidiaries and any broker or third party assisting the Company in administering the Plan or providing recordkeeping services for the Plan, for the purpose of implementing, administering and managing your participation in the Plan. By accepting this award you waive any data privacy rights you may have with respect to such information. You may revoke the consent and waiver described in this paragraph by written notice to the Company’s Senior Vice President/Human Resources; however any such revocation may adversely affect your ability to participate in the Plan.

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Please click “ACCEPT” below to acknowledge your acceptance of this award. This letter and the related grant header information on the Shareworks online equity platform contain the formal terms and conditions of your award and accordingly they should be printed and retained in your files for future reference.

Very truly yours,

Maria A. Grasso
Senior Executive Vice President/COO and
Corporate Secretary